EXHIBIT 5.1
Jones & Keller, P.C.
1999 Broadway, Suite 3150
Denver, Colorado 80202

July 21, 2011
GeoResources, Inc.
110 Cypress Station Drive, Suite 220
Houston, Texas 77090

Re: GeoResources, Inc. – Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as outside securities counsel to GeoResources, Inc., a Colorado corporation (the “Company”), in connection with the Registration Statement of the Company on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), with respect to 1,250,000 additional shares of Common Stock, par value $.01 per share (the “Shares”), of the Company to be issued pursuant to the Registration Statement under the GeoResources, Inc. Amended and Restated 2004 Employees’ Stock Incentive Plan (the “Plan”). The Shares represent an increase in the number of shares of Common Stock available under the Plan as a result of the amendments to the Plan approved by the shareholders of the Company on June 7, 2011.

In connection herewith, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Plan, the Articles of Incorporation of the Company, as amended, as in effect on the date hereof, the Bylaws of the Company, as in effect on the date hereof, records of the corporate proceedings with respect to the approval of the Plan, and the Registration Statement, and such other certificates, instruments and documents as we have considered appropriate for purpose of the opinion hereafter expressed.

With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

In connection with rendering the opinion hereafter expressed, we have assumed that (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents examined by us are genuine; (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents; (iv) each natural person signing any document reviewed by us had the legal capacity to do so; (v) each person signing in a representative capacity any document reviewed by us had authority to sign in such capacity; and (vi) all Shares will be issued and sold in compliance with applicable Federal and state securities laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that the issuance of the Shares has been duly authorized and, when issued, delivered and fully paid for in accordance with the terms of the Plan and agreements executed pursuant to the Plan, such Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited in all respects to the Federal laws of the United States of America, the Business Corporation Act of the State of Colorado and reported judicial decisions interpreting these statutes as in effect as of the date hereof and we undertake no duty to update or supplement the foregoing opinion to reflect any facts or circumstances that may hereafter come to our attention or to reflect any changes in any law that may hereafter become effective. We do not express any opinion as to the law of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and of the reference to this firm under the heading “Interests of Named Experts and Counsel” in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ Jones & Keller, P.C.

JONES & KELLER, P.C.